Exhibit 99.2

December 2, 2010	Symbol: BER (TSX.V)
Elephant Butte, New Mexico

BE Resources Inc. Exploration Drilling Program Reports Assay Results from the First and Second
Holes Completed at the Warm Springs Site

Exploration Project Highlights:

  The first drill hole (Location DH5) was completed to a depth of 1,000 feet
  Five foot interval samples were submitted to ALS Mineral for Assay
  BH5 has intersected a beryllium mineralized zone in excess of 100 feet in thickness
  Maximum grades in the mineralized zone of DH5 exceed 1% as BeO
  Assay of samples from the second drill hole (DH4) did not detect BeO values above 0.003%

“We are very pleased that the results from our first drill hole DH5 confirm the drilling results obtained by the U.S. Bureau of Mines in the 1960’s which are referred to in our technical report dated June 5, 2009”, said David Tognoni, President & CEO.

Assay values for the beryllium mineralized zone of DH5 are reported in the table below.

Assay Results from DH5

Borehole 5 Interval ID	Depth of Sample (feet)	Reported as Be %	Reported as BeO %
DH5 50-55	50-55	0.003	0.00834
DH5 55-60	55-60	0.032	0.0889
DH5 60-65	60-65	0.014	0.0389
DH5 65-70	65-70	0.009	0.0250
DH5 70-75	70-75	0.011	0.0306
DH5 75-80	75-80	0.186	0.517
DH5 80-85	80-85	0.252	0.701
DH5 85-90	85-90	0.028	0.0778
DH5 90-95	90-95	0.117	0.325
DH5 95-100	95-100	0.220	0.612
DH5 100-105	100-105	0.022	0.0612

DH5 105-110	105-110	0.019	0.0528
DH5 110-115	110-115	0.028	0.0778
DH5 115-120	115-120	0.088	0.245
DH5 120-125	120-125	0.028	0.0778
DH5 125-130	125-130	0.032	0.0900
DH5 130-135	130-135	0.033	0.0917
DH5 135-140	135-140	0.297	0.826
DH5 140-145	140-145	0.361	1.004
DH5 145-150	145-150	0.098	0.272
DH5 150-155	150-155	0.005	0.0139

True widths have not yet been determined.

The Company has implemented the following quality assurance/quality control (QA/QC) procedures for the Warm Springs exploration project:

All recovered core is carefully logged by four field engineers/geologists working in shifts. The core is maintained at the drilling location under the supervision of a field engineer/geologist. All core is photographed and logged before transfer to the on-site storage unit. This unit is weather-proof and locked for security. The photographs of the core are uniquely labeled and stored on a laptop computer and memory card. The photographs are transferred to the project office where they are reviewed by the project manager and transferred to the project-specific database. The field engineers/geologists and the project manager are employees of AMEC Earth and Environmental, Inc. At the completion of each borehole the core is transported to HydroCut, Inc. located in Belen, New Mexico. The core is cut using the waterjet cutting system which cuts the core without heat. There is therefore no heat affected zone from the cutting process. After the cutting process, the remaining core is returned to the secure storage for long term storage and a sample is sent to ALS Minerals, an independent lab, for assay.

ALS Minerals Qualifications and QA/QC

The Company has selected ALS Minerals (ALS) to perform sample preparation (in Reno Nevada) and assay work (in Vancouver, British Columbia). ALS maintains ISO 9001:2008 and ISO/IEC 17025:2005 certifications, provides all internal quality control data, and maintains a library of detailed laboratory analytical methods required as the necessary documentation for NI 43-101 Technical Reporting. The ALS Quality Management System (QMS) complies with the requirements of International Standards ISO 9001:2008. ALS has implemented the following quality assurance/quality control (QA/QC) procedures for the Warm Springs exploration project sample handling and management, and laboratory procedure and test methods are implemented.

All samples received at ALS undergo the following sample preparation in accordance with ALS Sample Preparation Package – PREP-31 Standard Sample Preparation. Sample preparation is the most critical step in the entire laboratory operation. The purpose of preparation is to produce a homogeneous analytical subsample that is fully representative of the material submitted to the laboratory. The sample is logged in the tracking system, weighed, dried and finely crushed to better than 70% passing a 2 mm (Tyler 9 mesh, US Std. No.10) screen. A split of up to 250 g is taken and pulverized to better than 85% passing a 75 micron (Tyler 200 mesh, US Std. No. 200) screen.

At ALS, Geochemical Procedure - ME-ICP61a, Evaluation of High Grade Materials Using Conventional ICP - AES Analysis Sample Decomposition was implemented for all of the Company’s samples undergoing analysis: The sample is digested in a mixture of nitric, perchloric and hydrofluoric acids. Perchloric acid is added to assist oxidation of the sample and to reduce the possibility of mechanical loss of sample as the solution is evaporated to moist salts. Elements are determined by inductively coupled plasma – atomic emission spectroscopy (ICP - AES).

A summary of the geology is reported in the Company’s 2009 NI 43-101 compliant technical report titled “Technical Report on the Warm Springs Beryllium Property, Socorro County, New Mexico USA” dated June 5, 2009 and filed on SEDAR at www.sedar.com on July 2, 2009.

About BE Resources Inc.

BE Resources Inc. is a junior mineral exploration company focused on advancing the exploration and development of its Warm Springs Beryllium project in New Mexico. For more information please visit BE’s website at www.beresources.com.

David Tognoni, PE, President & CEO of the Company, is the Qualified Person (as defined under National Instrument 43-101) for the project and is responsible for verification of the data and the contents of this news release. David Tognoni has supervised all aspects of the project including drilling, core sampling and shipping of samples by AMEC personnel.

For further information please contact:

Jason Monaco	Eric Balog	David Tognoni
First Canadian Capital Corp.	First Canadian Capital Corp.	President & CEO, BE
Tel: 416-742-5600	Tel: 416-742-5600	Resources Inc.
Fax: 416-742-6410	Fax: 416-742-6410	Tel: 575-744-4014
Email:	Email:	Fax: 575-744-5801
jmonaco@firstcanadiancapital.com	ebalog@firstcanadiancapital.com	Email: dqtognoni@gmail.com

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